Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Alaska Air Group, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-64998, 333-130272, 333-09547, 333-33727, 333-39899, 333-87563, 333-92252, and 333-117725) on Forms S-3 and S-8 of Alaska Air Group, Inc. of our reports dated February 19, 2008, with respect to the consolidated balance sheets of Alaska Air Group, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Alaska Air Group, Inc.

As discussed in the notes to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment, SEC Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R), effective January 1, 2006.

/s/ KPMG LLP

Seattle, Washington

February 19, 2008